Exhibit 3.2

FORM OF AMENDED AND RESTATED BYLAWS
OF
CARE CAPITAL PROPERTIES, INC.

ARTICLE I
OFFICES

1.1                               REGISTERED OFFICE.  The registered office of Care Capital Properties, Inc. (the “Corporation”) shall be in the City of Wilmington, County of New Castle, State of Delaware.

1.2                               OTHER OFFICES.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

1.3                               FISCAL YEAR.  The Board of Directors of the Corporation shall have the power to fix, and from time to time change, the fiscal year of the Corporation.

ARTICLE II
STOCKHOLDERS

2.1                               ANNUAL MEETING.  The annual meeting of the stockholders of the Corporation, for the election of directors and the transaction of such other business as may properly be brought before such meeting, shall be held no later than six (6) months following the end of the Corporation’s fiscal year.  The meeting shall be held at such time and on such date as may be designated by the Board of Directors of the Corporation.  In the event the annual meeting is not held or if directors are not elected at the annual meeting, a special meeting may be called and held for that purpose.

2.2                               BUSINESS TO BE CONDUCTED.

A.                                    Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the Corporation’s stockholders may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (2) by, or at the direction of, the Board of Directors or (3) by a stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice as provided for in this Section 2.2, who is entitled to vote at the annual meeting and who has complied with the procedures set forth in this Section 2.2.  For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to the foregoing clause (3), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper subject for stockholder action.  To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that if either (1) the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date or (2) no annual meeting of stockholders was held in the previous year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of (x) the one hundred twentieth (120th) day prior to such annual meeting and (y) the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

B.                                    A stockholder’s notice to the Secretary delivered pursuant to Section 2.2(A) shall set forth:

(1)                                 as to each person whom the stockholder proposes to nominate for election as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)                                 as to any business other than nominations that the stockholder proposes to bring before the annual meeting, a brief description of such business (including the complete text of any resolutions to be presented at the annual meeting), the stockholder’s reasons for proposing such business and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below) of such stockholder, individually or in the aggregate, including any anticipated benefit to the stockholder or any such Stockholder Associated Person therefrom, and any other information relating to such stockholder and any Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for the proposal, or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(3)                                 as to the stockholder giving the notice and any Stockholder Associated Person of such stockholder and, if the stockholder’s notice includes a nomination of person(s) for election to the Board of Directors, any Proposed Nominee:

(a)                                 the class, series and number of all shares of stock or other securities of the Corporation (collectively, “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Stockholder Associated Person or Proposed Nominee, the date(s) on which such Company Securities were acquired and the investment intent of such acquisition(s), and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person (whether or not such person maintains a “net long” position);

(b)                                 the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Stockholder Associated Person or Proposed Nominee;

(c)                                  whether and the extent to which such stockholder, Stockholder Associated Person or Proposed Nominee, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last twelve (12) months has engaged in or entered into or acquired any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement) (i) the value of which is derived in whole or in part from the value of any Company Securities, (ii) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from changes in the value or price of any Company Securities, (iii) the effect or intent of which is to mitigate loss or manage risk or benefit of changes in the value or price of any Company Securities, or (iv) which provides the right to vote or increase or decrease the voting power of such stockholder, Stockholder Associated Person or Proposed Nominee, with respect to any Company Securities (any of the foregoing, a “Derivative Instrument”); and

(d)                                 whether and the extent to which such stockholder, Stockholder Associated Person or Proposed Nominee, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last twelve (12) months has engaged in or entered into or acquired any (i) proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any Company Securities, (ii) any contract or agreement providing any rights to dividends on any Company Securities owned beneficially by such stockholder, Stockholder Associated Person or Proposed Nominee that are separated or separable from the underlying Company Securities, (iii) any contract, agreement or understanding providing for performance-related fees (other than an asset-based fee) that such stockholder, Stockholder Associated Person or Proposed Nominee is entitled to based on any increase or decrease in the value of any Company Securities, if any, or (iv) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation;

(4)                                 as to the stockholder giving the notice, any Stockholder Associated Person of such stockholder with an interest or ownership referred to in paragraph (3) of this Section 2.2(B) and, if the stockholder’s notice includes a nomination of person(s) for election to the Board of Directors, any Proposed Nominee:

(a)                                 the name and address of such stockholder, as they appear on the Corporation’s books, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee; and

(b)                                 the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(5)                                 to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director of the Corporation and/or the proposal of other business on the date of such stockholder’s notice; and

(6)                                 a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the persons named in his or her notice and/or to bring such other business before the annual meeting.

C.                                    “Stockholder Associated Person” of any stockholder means (1) any person acting in concert with such stockholder (including, but not limited to, in connection with such stockholder’s proposal of one or more Proposed Nominees and/or of any other business) with respect to the Corporation or any Company Securities, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (as defined in Rule 16a-1(a)(1), without reference to the proviso therein, or Rule 16a-1(a)(2), or any successor provisions, under the Exchange Act) and (3) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

D.                                    Such stockholder’s notice shall, with respect to any Proposed Nominee, as applicable, be accompanied by a certificate executed by the Proposed Nominee: (1) certifying that such Proposed Nominee (a) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (b) consents to being named in the Corporation’s proxy statement as a nominee and (c) will serve as a director of the Corporation if elected; (2) including a statement whether such Proposed Nominee agrees that, if elected, in the event such director fails to receive the required majority vote for re-election to the Board of Directors, such director will tender, promptly following certificate of the election results, an irrevocable resignation that will be effective upon acceptance by the Board of Directors in accordance with the Corporation’s Guidelines on Governance; and (3) attaching a completed Proposed Nominee questionnaire, which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange or over-the-counter market applicable to any Company Securities.  The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

E.                                     Notwithstanding anything in this Section 2.2 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least ten (10) days prior to the last day a stockholder may deliver a notice of nomination in accordance with Section 2.2(A), a stockholder’s notice required by this Section 2.2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

F.                                      If information submitted pursuant to this Section 2.2 by any stockholder proposing a nominee for election as a director and/or any other business at an annual meeting of stockholders shall be inaccurate or incomplete in any material respect, such information may be deemed not to have been provided, and the nomination or other business in respect of which such information is required by Section 2.2(B) may be deemed not to have been made or proposed in accordance with this Section 2.2.  Any such stockholder shall notify the Corporation of any inaccuracy or incompleteness (within two (2) business days of becoming aware of such inaccuracy or change) in any such information.  Within five (5) business days after the record date related to the annual meeting of stockholders, and upon written request by the Secretary or the Board of Directors, within five (5) business days of delivery of such request (or such other period as may be specified in such request), any such stockholder shall provide (1) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy or certify the completeness of any information submitted or required to be submitted by the stockholder pursuant to this Section 2.2 and (2) a written update of any information submitted by the stockholder pursuant to this Section 2.2 as of the record date or a date not later than such request by the Secretary or the Board of Directors.  If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided, and the nomination or business in respect of which such information is required by Section 2.2(B) may be deemed not to have been made or proposed in accordance with this Section 2.2.

G.                                    Only such individuals who are nominated in accordance with this Section 2.2 shall be eligible for election by stockholders as directors, and only such business other than nominations shall be conducted at an annual meeting of stockholders as shall have been brought before the annual meeting in accordance with this Section 2.2.  The Board of Directors and the chairman of the annual meeting shall each have the power to determine whether a nomination was made or any other business proposed to be brought before the annual meeting was proposed in accordance with this Section 2.2.

H.                                   For purposes of these Bylaws, “public announcement” shall mean disclosure (1) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (2) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

I.                                        Notwithstanding the foregoing provisions of this Section 2.2, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act, and any rules and regulations thereunder.  Notwithstanding anything in these Bylaws to the contrary, this Section 2.2 shall not apply to any stockholder proposal made pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, nor shall this Section 2.2 limit or affect in any manner the right of the Corporation to seek to omit, or to omit, from the Corporation’s proxy materials a proposal made under Rule 14a-8.  The requirements, procedures and notice deadlines of Rule 14a-8 shall govern any proposal or nomination made pursuant thereto.

2.3                               SPECIAL MEETINGS.

A.                                    Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time only by the Board of Directors or the Chairman of the Board of the Corporation.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the special meeting pursuant to the Corporation’s notice of meeting.

B.                                    Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice as provided for in this Section 2.3, who is entitled to vote at the special meeting and who has complied with the notice procedures set forth in this Section 2.3.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by Sections 2.2(B) and 2.2(D) (replacing references to “annual meeting” with “special meeting”), shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the thirtieth (30th) day before such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting.  Section 2.2(F) (replacing references to “annual meeting” with “special meeting”) shall also apply with respect to such nomination.  The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

2.4                               PLACE OF MEETING.  All meetings of the stockholders for the election of directors shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.  Meetings of stockholders for any other purpose may be held at such time and place either within or without the State of Delaware as shall be stated in the notice of such meeting.

2.5                               NOTICE OF MEETINGS AND ADJOURNED MEETINGS.  Written notice of the annual meeting or a special meeting stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.6                               STOCKHOLDERS LIST.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

2.7                               QUORUM AND ADJOURNMENT.  At any meeting of stockholders, the holders of a majority of the issued and outstanding shares of stock entitled to vote present in person or represented by proxy shall constitute a quorum.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority of the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be presented or represented.

2.8                               VOTING.  When a quorum is present or represented at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Delaware General Corporation Law (“DGCL”) or of the Certificate of Incorporation of the Corporation or of these Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.9                               PROXIES.  At each meeting of the stockholders, each stockholder shall, unless otherwise provided by the Certificate of Incorporation, be entitled to one vote in person or by proxy for each share of stock held by such stockholder which has voting power upon the matter in question, but no proxy shall be voted after three (3) years from its date, unless the proxy provides for a longer period.

2.10                        CONDUCT OF MEETINGS.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting of stockholders shall be announced at such meeting by the person presiding over the meeting.  The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (A) the establishment of an agenda or order of business for the meeting; (B) rules and procedures for maintaining order at the meeting and the safety of those present; (C) limitations on attendance at or participation in the meeting, to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman shall permit; (D) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (E) limitations on the time allotted to questions or comments by participants.  Unless, and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

2.11                        ACTION OF STOCKHOLDERS WITHOUT A MEETING.

A.                                    Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, whether by any provision of the DGCL or of the Certificate of Incorporation of the Corporation or these Bylaws or otherwise, such corporate action may be taken without a meeting, without prior notice and without a vote, only if a consent in writing, setting forth the action so taken, shall be signed by the holders of at least eighty percent (80%) of all issued and outstanding shares of stock of the Corporation entitled to vote thereon. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

B.                                    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the Secretary of the Corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE III
BOARD OF DIRECTORS

3.1                               MANAGEMENT OF CORPORATION.  The business affairs of the Corporation shall be managed by its Board of Directors.

3.2                               NUMBER OF DIRECTORS.   The number of directors of the Corporation (exclusive of directors to be elected by the holders of one or more series of shares of preferred stock of the Corporation that may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office, but in no event shall be less than three (3) nor more than thirteen (13).

3.3                               ELECTION OF DIRECTORS.

A.                                    The directors shall be elected at the annual meeting of stockholders, or if not so elected, at a special meeting of stockholders called for that purpose; provided, however, that if the Corporation shall have no stockholders, directors may be appointed by the incorporators.

B.                                    At any meeting of stockholders at which directors are to be elected, only persons nominated as candidates in accordance with Section 2.2 or Section 2.3 of these Bylaws, as applicable, shall be eligible for election.

C.                                    Except as otherwise provided by this Article III, each director shall be elected by the vote of the “majority of votes cast” (as defined below) with respect to that director’s election at any meeting for the election of directors at which a quorum is present, unless the election is contested, in which case directors shall be elected by the vote of a plurality of the shares of stock entitled to vote on the election of directors present in person or represented by proxy at any such meeting.  An election shall be deemed to be contested if the Secretary of the Corporation has received one or more notices that a stockholder or stockholders intend to nominate a person or persons for election to the Board of Directors, which notice(s) purport to be in compliance with Section 2.2 of these Bylaws, and all such nominations have not been withdrawn by the proposing stockholder(s) on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to its stockholders (regardless of whether all such nominations are subsequently withdrawn and regardless of whether the Board of Directors determines that any such notice is not in compliance with Section 2.2 of these Bylaws).  For purposes of this Section 3.3, a “majority of votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and broker non-votes not counted as a vote cast either “for” or “against” that director’s election).  If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote “against” a candidate.

D.                                    If the Board of Directors accepts an incumbent director’s resignation pursuant to the Corporation’s Guidelines on Governance upon such director’s failure to receive the required vote for re-election, or if a candidate for director is not elected and the candidate is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to Section 3.6 of these Bylaws or Article V, Section A of the Certificate of Incorporation of the Corporation or may decrease the size of the Board of Directors pursuant to the provisions of Section 3.2 of these Bylaws.

3.4                               TERM.  Each director shall hold office until the next annual meeting of the stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

3.5                               REMOVAL.  Any director or the entire Board of Directors may be removed with or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote in the election of directors, at a special meeting of the stockholders called for the purpose.

3.6                               VACANCIES.  If any vacancy occurs on the Board of Directors for any reason, including, but not limited to, the death, resignation or removal of a director, or if the Board of Directors shall increase the number of authorized directors, a majority of the directors remaining in office, although less than a quorum, or a sole remaining director, may elect a successor for the unexpired term and until his or her successor is elected and qualified.

3.7                               ANNUAL MEETING.  After each annual election of directors, on the same day, the Board of Directors may meet for the purpose of organization, the election of officers and the transaction of such other business at the place where the annual meeting of the stockholders for the election of directors is held.  Notice of such meeting need not be given.  Such meeting may be held at any other time or place which shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a consent and waiver of notice thereof signed by all the directors.

3.8                               REGULAR MEETINGS.  Regular meetings of the Board of Directors may be held at such places either within or without the State of Delaware and at such time as the Board shall by resolution determine.  If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at such place at the same hour and on the next succeeding business day not a legal holiday.  Notice of regular meetings need not be given.

3.9                               SPECIAL MEETINGS.  Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, Chief Executive Officer or a majority of the directors.  Notice of each such meeting shall be given to each director, at least twenty-four (24) hours before the day on which the meeting is to be held, in accordance with Article IV of these Bylaws.  Each such notice shall state the time and place of the meeting either within or without the State of Delaware, but need not state the purpose thereof, except as otherwise provided by the DGCL or by these Bylaws.  Notice of any meeting of the Board of Directors need not be given to any director who is present at such meeting, and any meeting of the Board shall be a legal meeting without any notice thereof having been given if all of the directors then in office are present at the meeting unless a director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

3.10                        QUORUM.  Except as otherwise provided by the DGCL or by the Certificate of Incorporation of the Corporation, a majority of the total number of directors shall be required to constitute a quorum for the transaction of business at any meeting, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be necessary for the adoption of any resolution or the taking of any other action.

3.11                        TELEPHONE COMMUNICATIONS.  Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.11 shall constitute presence in person at such meeting.

3.12                        ACTION OF DIRECTORS WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board or such committee.

3.13                        COMPENSATION.  By resolution of the Board of Directors, each director may be paid his or her expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a stated annual stipend as director or a fixed sum for attendance at each meeting of the Board of Directors.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.14                        COMMITTEES.  The Board of Directors may, by resolution passed by a majority of the entire Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the resolution and not prohibited by the DGCL, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, and shall have the power and authority to declare a dividend, to authorize the issuance of stock, and to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.15                        CHAIRMAN OF THE BOARD.  The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors (who must be a director but is not required to be an employee of the Corporation) shall be designated by the Board of Directors and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation that may be authorized by the Board of Directors.  During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President.  The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.

ARTICLE IV
NOTICES

4.1                               NOTICES.  Whenever, under the provisions of the DGCL or of the Certificate of Incorporation of the Corporation or of these Bylaws, notice is required to be given to any director or stockholder, such notice shall be in writing, and shall be hand-delivered or sent by mail, addressed to such director or stockholder, at such director’s or stockholder’s address as it appears on the records of the Corporation, with postage thereon pre-paid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail or, in the case of notice mailed from the United States to an overseas address, ten (10) days after the same is deposited in the United States mail.  Notice to directors may also be given orally, in person or by telephone, or by electronic mail or facsimile transmission.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the Corporation.  Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.  Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

4.2                               WAIVER OF NOTICE.  Whenever any notice is required to be given under the provisions of the DGCL or of the Certificate of Incorporation of the Corporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V
OFFICERS

5.1                               OFFICERS.  The officers of the Corporation shall be a President, a Secretary, and a Treasurer.  Any two or more offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation of the Corporation or these Bylaws.  The officers of the Corporation need not be stockholders or directors of the Corporation.

5.2                               ELECTION OF OFFICERS.  The officers shall be elected by the Board of Directors and each shall hold office at the pleasure of the Board of Directors until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation or removal in the manner hereinafter provided.

5.3                               OTHER OFFICERS.  In addition to the officers named in Section 5.1 the Board of Directors, in its discretion, may also choose a Chief Executive Officer, a Chief Financial Officer, and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as the Board of Directors may deem necessary or appropriate.  Such other officers and agents shall be appointed in such manner, have such duties and hold their offices for such terms, as may be determined by resolution of the Board of Directors, except that the President may from time to time appoint one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers or other officers.

5.4                               RESIGNATION.  Any officer may resign at any time by giving written notice of his or her resignation to the Board of Directors or to the Chairman of the Board of the Corporation.  Any such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.5                               REMOVAL.  Any officer may be removed, either with or without cause, by action of the Board of Directors.

5.6                               VACANCY.  A vacancy in any office because of death, resignation, removal or any other cause shall be filled by the Board of Directors or by the President in accordance with these Bylaws.

5.7                               PRESIDENT.  In the absence of the Chairman of the Board, the President shall preside at meetings of the stockholders and, if the President is a director, of the Board of Directors.  If the Board of Directors does not appoint a Chairman of the Board and the President is a director, the President shall have the authority given the Chairman of the Board in these Bylaws.  Unless the Board of Directors designates otherwise, the President shall be considered the Chief Executive Officer of the Corporation.  The President may sign, with the Secretary or an Assistant Secretary, certificates for shares of stock of the Corporation and shall perform such other duties as from time to time may be assigned to him or her by the Chairman of the Board or by the Board of Directors.

5.8                               CHIEF EXECUTIVE OFFICER.  The Chief Executive Officer shall have direct charge of the business of the Corporation, subject to the general control of the Board of Directors, and shall be the chief executive officer of the Corporation unless otherwise determined by the Board of Directors.  The Chief Executive Officer shall have direct charge of the daily operational aspects of the Corporation’s business, unless otherwise determined by the Board of Directors, and shall have such other duties as may be assigned to him from time to time by the Chairman of the Board or by the Board of Directors.

5.9                               VICE PRESIDENT.  In the absence of the President, or in the event of his or her inability or refusal to act, the Vice President (or, in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election), shall perform all the duties of the President and such other duties as from time to time may be assigned by the Chairman of the Board, by the President or by the Board of Directors.  The Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of stock of the Corporation.

5.10                        SECRETARY.  The Secretary shall (a) keep the minutes of the stockholders’ meetings and of the Board of Directors’ meetings in one or more books provided for that purpose, (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law, (c) be custodian of the corporate records and of the seal, if any, of the Corporation, (d) keep a register of the mailing address of each stockholder, (e) sign, with the Chairman of the Board, the President or a Vice President, certificates for shares of stock of the Corporation, (f) have general charge of the stock transfer books of the Corporation, and (g) in general, perform all duties as from time to time may be assigned to him or her by the Chairman of the Board, by the President or by the Board of Directors.

5.11                        TREASURER.  The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation, receive and give receipts for monies due and payable to the Corporation from any source whatsoever, and deposit all such monies in the name of the Corporation in such banks, trust companies and other depositories as shall be selected in accordance with the provisions of Section 6.3, and, in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman of the Board, by the President or by the Board of Directors.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.

5.12                        AUTHORITY OF OFFICERS.  The officers of the Corporation shall have the power to execute without countersignature any deeds, mortgages, bonds, contracts, agreements, reports to public agencies or other instruments whether or not the Board of Directors has expressly authorized execution of such instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws solely to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed.

5.13                        POWERS AND DUTIES.  In the absence of any officer of the Corporation, or for any reason the Board of Directors may deem sufficient, the Board of Directors may delegate for the time being, the powers or duties of such officer, or any of them, to any other officer or to any director.  The Board of Directors may from time to time delegate to any officer authority to appoint and remove subordinate officers and to prescribe their authority and duties.

5.14                        COMPENSATION.  The compensation of the officers shall be fixed from time to time by the Board of Directors.  Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated corporations in any capacity, and receiving proper compensation therefor.

ARTICLE VI
LOANS, CHECKS, DEPOSITS, ETC.

6.1                               GENERAL.  All checks, drafts, bills of exchange or other orders for the payment of money, issued in the name of the Corporation, shall be signed by such person or persons and in such manner as may from time to time be designated by the Board of Directors, which designation may be general or confined to specific instances.

6.2                               LOANS AND EVIDENCES OF INDEBTEDNESS.  No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors.  Such authorization may be general or confined to specific instances.  Loans so authorized by the Board of Directors may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual.  All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors shall authorize.  When so authorized by the Board of Directors, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligation or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

6.3                               BANKING.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may authorize.  The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-Laws, as it may deem expedient.  For the purpose of deposit and for the purpose of collection for the account of the Corporation, checks, drafts and other orders for the payment of money which are payable to the order of the Corporation shall be endorsed, assigned and delivered by such person or persons and in such manner as may from time to time be authorized by the Board of Directors.

6.4                               SECURITIES HELD BY THE CORPORATION.  Unless otherwise provided by resolution adopted by the Board of Directors, the President or any Vice President may from time to time appoint an attorney or attorneys, or an agent or agents, to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation to vote or to consent in respect of such stock or other securities, and the President or any Vice President may instruct the person or persons so appointed as to the manner of exercising such powers and rights and the President or any Vice President may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies, powers of attorney or other written instruments as he may deem necessary in order that the Corporation may exercise such powers and rights.

ARTICLE VII
STOCK CERTIFICATES

7.1                               STOCK CERTIFICATES.  Every stockholder shall be entitled to have a certificate certifying the number of shares of stock of the Corporation owned by him, signed by, or in the name of the Corporation by the President or a Vice President and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer (except that when any such certificate is countersigned by a transfer agent other than the Corporation or its employee or by a registrar other than the Corporation or its employee, the signatures of any such officers may be facsimiles).  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except in the case of restrictions on transfer of securities which are required to be noted on the certificate, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2                               LOST, STOLEN OR DESTROYED CERTIFICATES.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

7.3                               RECORD DATES.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

7.4                               PROTECTION OF CORPORATION.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of stock to receive dividends and shall not be bound to recognize any equitable or other claim to or interest in such stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VIII
CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE IX

AMENDMENTS

These Bylaws may be amended or repealed or new bylaws adopted (a) by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class or (b) by action of the Board of Directors at a regular or special meeting thereof.  Any bylaw made by the Board of Directors may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.